As filed with the Securities and Exchange Commission on November 21, 2012

Registration No. 333-168188

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Altair Nanotechnologies Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	2890	33-1084375
(State or Other Jurisdiction of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

204 Edison Way
Reno, Nevada 89502
(775) 856-2500
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Stephen B. Huang
204 Edison Way
Reno, Nevada 89502
(775) 856-2500
with a copy to:
Bryan T. Allen, Esq.
Parr Brown Gee & Loveless
185 South State Street, Suite 800
Salt Lake City, Utah 84111
Phone: (801) 257-7963
Facsimile: (801) 532-7750
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of the proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [  ]                                                                Accelerated filer [  ]

Non-accelerated filer [  ]                                                                Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
▪ Common Stock, $.001 par value(3) ▪ Rights associated with common stock(3)	4,857,143(1)	(2)	(2)	(2)
(1)	Represents the 19,428,573 shares originally registered, adjusted to reflect the four to one consolidation of the common stock of the Company effected in November 2010.

(2)           No additional securities are to be registered, and the registration fee was pad upon filing of the original Registration Statement.

(3)
Each share of common stock share includes an attached right arising under, and subject to the terms described in, Revised Amended and Restated Shareholder Rights Plan Agreement dated May 31, 2012 with Register and Transfer Company.  Until the occurrence of events described in such agreement, the rights are not exercisable, are evidenced by the Registrant’s common shares and transfer automatically with, and only with, the common shares.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to Registration Statement No. 333-168188 (the “Registration Statement”) is being filed pursuant to Rule 414(d) under the Securities Act of 1933 (the “Securities Act”) by Altair Nanotechnologies Inc., a Delaware corporation (“Altair Delaware” or the “Company”), as the successor to Altair Nanotechnologies Inc., a Canadian corporation (“Altair Canada”).  Effective May 15, 2012, Altair Canada changed its jurisdiction of incorporation from Canada to the State of Delaware by means of a domestication (the “Domestication”) under Section 188 of the Canada Business Corporations Act and Section 388 of the Delaware General Corporation Law.  Altair Delaware expressly adopts the Registration Statement, as modified by this Amendment, as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934 (the “Exchange Act”).   The information contained in this Amendment sets forth additional information to reflect the Domestication.  This Amendment also identifies Crowe Horwath LLP as the current independent public accounting firm of the Company.

The business, assets and liabilities of the Company and its subsidiaries on a consolidated basis, as well as its principal locations and fiscal year, are the same immediately after the Domestication as they were immediately prior to the Domestication. In addition, the directors and executive officers of the Company immediately after the Domestication were the same individuals who were directors and executive officers, respectively, of the Company immediately prior to the Domestication.

In the Domestication, each of the Company’s outstanding shares, including the shares of common stock registered under the Registration Statement, remains outstanding as a share of common stock governed by the Certificate of Incorporation and Bylaws of the Company and the Delaware General Corporation Law.

Our common stock continues to be listed for trading on the NASDAQ Capital Market under the ticker symbol “ALTI”.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees)), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Altair Delaware's bylaws authorize the indemnification of officers and directors of the corporation consistent with Section 145 of the DGCL. The Company will enter into revised indemnification agreements with its directors in connection with the domestication providing the directors contractual rights to indemnification, and expense advance and reimbursement, to the fullest extent permitted under the DGCL.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, Altair Delaware has been informed that in the opinion of the SEC such indemnification is contrary to public policy as expressed in the Securities Act and, therefore, is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Altair Delaware will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. List of Exhibits.

See the Exhibit Index following the signature page hereof.

Item 17. Undertakings

1.           The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(A)  Paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(B)  Paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Altair Nanotechnologies Inc. has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada on  November 21, 2012

ALTAIR NANOTECHNOLOGIES INC.

By:	/s/ Stephen Huang
Stephen Huang
Chief Financial Officer

ADDITIONAL SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alexander Lee	Chief Executive Officer and Director	November 21, 2012
Alexander Lee	(Principal Executive Officer and authorized representative of the Registrant in the United States)
/s/ Stephen B. Huang	Chief Financial Officer and Secretary (Principal Financial and	November 21, 2012
Stephen B. Huang	Accounting Officer)

/s/ Yingcang Wei	Chairman of the Board	November 21, 2012
Yincang Wei

/s/ Guohua Sun	Director	November 21, 2012
Guohua Sun

/s/ Liming Zou	Director and President	November 21, 2012
Liming Zou

/s/ Jun Liu	Director	November 21, 2012
Jun Liu

/s/ Frank Zhao	Director	November 21, 2012
Frank Zhao

/s/ Hong Guo	Director	November 21, 2012
Hong Guo

EXHIBIT INDEX

Item 16. List of Exhibits.

Exhibit No.	Description	Incorporated by Reference/ Filed Herewith
4.1	Certificate of Incorporation	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on May 15, 2012. *
4.2	Bylaws	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on May 15, 2012. *
4.3	Form of Common Stock Certificate	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on May 15, 2012. *
4.4	Revised Amended and Restated Shareholder Rights Plan dated May 31, 2012 with registrar and Transfer Company	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on July 6, 2012. *
5	Opinion of Parr Brown Gee and Loveless, PC re the legality of the securities registered	Filed herewith
23.1	Consent of Crowe Horwath LLP	Filed herewith
23.2	Consent of Parr Brown Gee & Loveless, PC	Included in Exhibit 5
23.3	Consent of Perry-Smith LLP	Filed herewith

 * SEC File No. 1-12497.